Exhibit 99.1

Strategic Storage Trust VI, Inc. Successfully Refinances Loans for Seven Properties

LADERA RANCH, Calif. – March 13, 2025 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”), has successfully refinanced loans on seven of its Canadian properties. This refinancing proactively addresses the loans’ upcoming 2025 maturities while lowering SST VI’s interest rate by approximately 170 basis points (bps) and reduces the annual interest expense by approximately $2.4M CAD as compared to the previous loans.

The refinanced portfolio consists of six properties in the Greater Toronto Area, Ontario, and one in Vancouver, British Columbia. These properties, acquired in various stages of lease up, have shown strong performance, with average occupancy rising from approximately 58% at acquisition to around 86% as of December 31, 2024. The improved loan terms further reinforce SST VI’s income and growth investment strategy, disciplined acquisition standards and ability to deliver long-term value to its shareholders.

"We are pleased to complete this refinancing, which not only resolves our near-term maturities but also meaningfully reduces our borrowing costs," said H. Michael Schwartz, Chairman and CEO of SST VI. "This transaction highlights our proactive financial management strategy and ongoing efforts to strengthen our balance sheet for sustained growth."

QuadReal Finance, L.P. served as the lender and servicer for the new loan. The refinancing reflects SST VI’s strong credit standing and the confidence of its lending partners. As SST VI continues optimizing its capital structure, the company remains focused on identifying further opportunities to enhance its financial flexibility and operational efficiency.

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that was elected to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self-storage facilities and related self-storage real estate investments in the United States and Canada. As of March 13, 2025, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 9,050 units and 1,080,000 rentable square feet (including parking); 11 properties with approximately 10,200 units and 1,065,000 rentable square feet (including parking) in Canada, joint venture interests in one operational and four development properties in two Canadian provinces (Ontario and Québec) and one wholly owned development property in Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) is a self-managed REIT with a fully integrated operations team of approximately 560 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs. As of March 13, 2025, SmartStop has an owned or managed portfolio of 218 operating properties in 23 states, the District of Columbia, and Canada, comprising approximately 155,700 units and 17.5 million rentable square feet. SmartStop and its affiliates own or manage 39 operating self-storage properties in Canada, which total approximately 33,600 units and 3.4 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

Sr. VP of Corporate Finance & Strategy

SmartStop Self Storage REIT, Inc.

IR@smartstop.com